Exhibit 99.1

DEAR SHAREHOLDER,

As I enter my final year as CEO of Nu Skin, I reflect on a year unlike any other, marked by both significant global challenges as well as incredible opportunities. After 30 years with this extraordinary organization, it is hard to convey how proud I am of our employees and sales leaders worldwide. I am particularly pleased with how they rose to the occasion and responded with humanity, determination and a resilient spirit in the face of unprecedented global challenges. We persevered and took important steps to protect one another while driving growth across the company and continuing to deliver on our mission of empowering people to improve lives.

Throughout the year, we stayed focused on our strategy and capitalized on the opportunities available to us through our prior investments in product innovation, technology and manufacturing to build our customer base and empower our sales leaders. Ultimately, these efforts enabled us to grow ahead of plan, as we reported revenue growth of 7% during 2020 and EPS growth of 17%.

Some notable achievements I want to highlight include:

•	Customer growth of 34%, led by Americas/Pacific with 84% growth
•	Achieving greater balance in our geographic profile
•	Improving trends and stabilization in Mainland China aided by the ageLOC Boost™ product preview and focus on a digital-first business model
•	Decreasing our average customer age, which is a key to accelerating product adoption and sales growth
•	Rolling out ageLOC Boost™ and Nutricentials Bioadaptive Skin Care™, which generated approximately $100 million in second half sales
•	Delivering manufacturing growth and stability to meet increased demand and minimize disruptions from COVID-19 through efficient management of our global supply chain

In addition, we built on our industry-leading charitable initiatives with projects all around the world, achieved our 2020 sustainability milestone of assessing, scoring and improving the environmental impact of our top 20 products and strengthened our diversity, equity and inclusion efforts. We will continue to make additional commitments and progress in these areas as we strive to be a force for good and make the world a better place.

As we carry this positive momentum into 2021, we will continue to lean into three key areas of our strategy — products, programs and platform — which we believe will enable us to produce strong EPS growth moving forward.

Innovative Products — We are building on our history of offering innovative and effective products to our customers, highlighted by the recent success of our new ageLOC Boost™ device and Nutricentials Bioadaptive Skin Care™. We have a robust multi-year roadmap for both beauty and wellness products and a new EmpowerMe product personalization strategy, which includes personalized product regimens based on AI-powered individual skin assessments. More recently, as our consumers have taken a greater interest in product sustainability, we have continued to innovate in our packaging by reducing carbon emissions and delivering sustainable sourcing requirements.

Empowering Programs — With COVID-19 dramatically changing the way we live, work and interact, our talented sales force adopted our social commerce strategy by more efficiently and effectively connecting with consumers seeking innovative beauty and wellness products. Through our opportunity platform, affiliates and leaders can access hundreds of Nu Skin® personal care and Pharmanex® wellness products to meet their customers’ personal needs, and we look forward to expanding this model across the world.

Digital Platform — Our digital transformation began three years ago as we rebuilt our business model and our technology foundation. We are now focused on combining our new social commerce business model with the best of our traditional person-to-person model and expanding it into a socially enabled, digital-first affiliate business. Currently, more than 90% of our revenue flows from online transactions. We are also rapidly leveraging technology to scale our business to grow our customers — and our efforts are paying off, as we reached more than 1.5 million active customers in 2020.

In 2021, we will continue to invest in our business, our technology and our people. We have a proven track record of identifying the latest global trends and executing organic strategies to capitalize. Through the robust digital ecosystem that we provide, our sales leaders are empowered to connect directly with consumers in personalized, high-touch ways that deepen the long-term relationship between them. With our relentless focus on customers and strong pipeline of innovative products, we are well-positioned to capitalize on the many growth opportunities we see ahead.

We do this all with an excellent financial foundation. We have strengthened our balance sheet and prioritized the return of capital to our shareholders, including increasing our dividend for the 20th consecutive year.

With the company ideally positioned for the future and maintaining such strong momentum, and after a comprehensive succession planning process, I announced my decision to retire as CEO and as a member of the Board of Directors of Nu Skin earlier this year. While I will miss leading this organization and the purpose-driven work we do every day, I have complete confidence in my successor, Ryan Napierski, who will assume the position of CEO in September.

Having worked closely with Ryan since he joined the company more than 25 years ago, I know firsthand the vital role he has played in executing our strategy and evolving Nu Skin into a more customer-obsessed, global, digital-first organization. With his deep understanding of our strategy, operations, values and people, Ryan is uniquely equipped to continue building on Nu Skin’s long record of success. I look forward to supporting him as an advisor through early 2022.

I have such admiration for our global Nu Skin family, including our talented sales leaders and dedicated employees. It has truly been an honor to serve as the CEO of such an outstanding company, and I look forward to watching it continue to grow.

I remain confident in our ability to deliver superior, sustainable value for our shareholders. On behalf of our Board, employees and valued customers, thank you for your trust and investment in Nu Skin.

Sincerely,
Ritch Wood
Chief Executive Officer

FORWARD-LOOKING STATEMENTS: This annual report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that represent the company’s current expectations and beliefs. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws and include, but are not limited to, statements of management’s expectations regarding the company’s performance, growth, shareholder value, future management, customers and sales force, products and product introductions, strategies, initiatives, investments and areas of focus; projections regarding earnings per share; statements of belief; and statements of assumptions underlying any of the foregoing. In some cases, you can identify these statements by forward-looking words such as “believe,” “expect,” “anticipate,” “become,” “continue,” “opportunity,” “enable,” “will,” “would,” “could,” “may,” “might,” the negative of these words and other similar words. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. We caution and advise readers that these statements are based on assumptions that may not be realized and involve risks and uncertainties that could cause actual results to differ materially from the expectations and beliefs contained herein. For a summary of certain risks related to our business, see the company’s Annual Report on Form 10-K, filed on February 11, 2021, and other documents filed by the company with the Securities and Exchange Commission.